Exhibit 99(a)
NEWS RELEASE
For Immediate Release
For more information:

Contacts:	Michael T. Vea, Chairman, President and CEO — 812-464-9604 Martin M. Zorn, CFO, EVP-Finance and Risk — 812-461-5794 Gretchen Dunn, Shareholder Relations — 812-464-9677
INTEGRA BANK CORPORATION REPORTS FIRST QUARTER 2007 NET INCOME INCREASE OF 12.2% FROM FIRST QUARTER 2006
•	Net Interest Margin Improves 14 Basis Points to 3.48%

•	Improvement in Earning Asset Mix Continues—Commercial Loan Average Balances Increase to 42.3% of Earning Assets

•	Non-Interest Income Increases $1.2 Million or 14.4%, Including Gain on Sale of Servicing Rights of $0.6 Million

•	Stable Credit Quality Results Include Net Charge-Off Ratio of 17 Basis Points and Non-Performing to Total Loans Ratio of 50 Basis Points

•	Acquisition of Prairie Financial Corporation Closed
EVANSVILLE, INDIANA — April 17, 2007 — Integra Bank Corporation (Nasdaq Global Market: IBNK) today reported net income for the first quarter of 2007 of $7.4 million, an increase of $0.8 million or 12.2% from the first quarter of 2006. Diluted earnings per share were $0.41 for the first quarter of 2007, compared to $0.37 for the first quarter of 2006, an increase of 10.8%. Returns on assets and equity were 1.12% and 12.62% for the first quarter of 2007, as compared to 0.98% and 11.96% for the first quarter of 2006.
First quarter 2007 results included increases in net-interest income of $0.2 million and non-interest income of $1.2 million, and a decrease in tax expense of $0.8 million, offset by an increase in the provision for loan losses of $0.3 million, and an increase in non-interest expense of $1.0 million.
The results for the quarter included a gain on the sale of mortgage servicing rights of $0.6 million and gains on securities which were called of $0.2 million, offset by severance related expenses of $0.3 million and legal and professional expenses of $0.4 million incurred in connection with collection activities on the Trans Continental Airlines related loans charged off in the fourth quarter of 2006. The quarter also included recognition of an expected refund of $0.9 million plus accrued interest of $0.2 million to reflect the final results of the Internal Revenue Service audit that has been in process since 2004.
“We are pleased with the continuing improvement of our asset mix and its positive impact on our net interest margin,” stated Mike Vea, Chairman, President and CEO. “During the past quarter, we undertook several initiatives that we believe will accelerate our focus on our higher earning lines of business and expansion into higher growth metropolitan markets. These include the sale of our mortgage servicing portfolio and the execution of a new mortgage strategy that will increase new customer relationships, while offering our customers better products and high quality service. In particular, we believe the closing of our acquisition of Prairie Financial Corporation will provide new growth opportunities in Chicago.”
The Company is in the process of evaluating recently issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” and may elect to early adopt this standard, as well as Statement of Financial Accounting Standards No. 157 “Fair Value Measurements” as of January 1, 2007. This evaluation includes a determination of whether early adoption of the standard will aid in improving the Company’s interest rate sensitivity, financial position or risk profile. Should the Company elect to early adopt these standards, the financial results outlined here will change. The decision to early adopt these standards must be made by April 30, 2007. If the Company does not adopt these standards early, it will be required to adopt them on January 1, 2008.

Earning Asset Mix Continues to Improve, Driven by Commercial Loan Growth
The improved earning asset mix included a $63.9 million, or 6.7% increase in commercial loan average balances for the first quarter of 2007, as compared to the first quarter of 2006. Consistent with Integra’s strategy to improve its earning asset mix, average balances of lower yielding consumer loans decreased $6.7 million or 1.6%, while residential mortgage loan balances decreased $27.6 million or 7.5%. These changes, coupled with a decline in securities balances of $66.6 million or 10.0%, helped improve the yield on earning assets.
Commercial loan average balances for the first quarter of 2007 declined $7.5 million from the fourth quarter of 2006. Combined growth in the commercial real estate and commercial and industrial loan portfolios of $10.2 million was offset by the fourth quarter 2006 charge-off of the Trans Continental Airlines related loans.
Higher yielding commercial loan average balances were 42.3% of earning assets for the first quarter of 2007, compared to 38.6% for the first quarter of 2006.
Net Interest Margin and Net Interest Income
The net interest margin was 3.48% for the first quarter of 2007, compared to 3.34% for the first quarter of 2006, while net interest income increased $0.2 million.
The increase in the net interest margin included an increase in the yield on earning assets of 65 basis points, compared to a 58 basis point increase in the cost of interest bearing liabilities. The yield on earning assets exceeded the cost of interest bearing liabilities largely due to the improvement of the overall asset mix. The yield on average loan balances increased 65 basis points to 7.25%, while the yield on lower yielding investment securities increased only 23 basis points to 5.17%.
In late March 2007, $102.5 million of fixed rate long-term debt with a coupon of 2.64% matured. This debt was replaced with floating rate liabilities that improved the Company’s interest rate sensitivity position. The effective rate on these liabilities was the three month LIBOR rate.
Non-Interest Income
First quarter 2007 non-interest income was $9.2 million, an increase of $1.2 million, or 14.4%, from the first quarter of 2006. The increase included a gain on the sale of Integra’s mortgage servicing rights portfolio of $0.6 million, an increase in deposit service charges of $0.2 million or 4.0%, an increase in debit card interchange fees of $0.2 million or 21.2%, gains on securities which were called of $0.2 million, and $0.2 million of interest income accrued on IRS refunds that are expected to be received during the second quarter of 2007.

Non-Interest Expense
First quarter 2007 non-interest expense was $20.2 million, a $1.0 million or 5.3% increase from the first quarter of 2006. This included higher personnel expenses of $0.3 million, higher professional fees of $0.4 million and higher occupancy expense of $0.1 million.
The increase in personnel expense included higher salary expense of $0.2 million. This increase was mainly due to salaries expense for the commercial loan production team that joined Integra during the second and third quarters of 2006, offset by efficiencies gained in other areas. Personnel expenses also include total employee departure costs of $0.3 million, compared with $0.2 million for the first quarter of 2006, as well as an increase in stock option expense of $0.1 million and a decline in health insurance costs of $0.1 million.
The increase in professional fees included $0.4 million of legal and other professional fees for collection activities related to the Trans Continental Airlines related loans. Ongoing collection costs for future quarters are expected to decline from those incurred during the first quarter of 2007 and are not anticipated to be material.
Credit Quality
The provision for loan losses was $0.7 million for the quarter ended March 31, 2007, compared to $0.4 million for the quarter ended March 31, 2006. Net charge-offs totaled $0.7 million, resulting in a net charge-off ratio of 0.17% for the quarter ended March 31, 2007, as compared to $1.6 million or 0.36% for the quarter ended March 31, 2006.
The ratio of non-performing loans to total loans at March 31, 2007 was 0.50% compared to 1.27% at March 31, 2006.
Income Taxes
Income tax expense includes the accrual of an expected refund of $0.9 million. During the first quarter, Integra received notification from the IRS that the Congressional Joint Committee on Taxation had completed their review of the results of the audit prepared by the IRS Office of Appeals, agreeing with their conclusions. At that point, it became more likely than not that Integra will receive $0.9 million related to affirmative adjustments requested during the audit, as well as interest income of $0.2 million on the refunds related to those adjustments. The Company expects to receive the refund during the second quarter of 2007.
The effective tax rate for the first quarter of 2007 was 14.9%. The effective tax rate, exclusive of the accrual of the income tax refund, would have been 25.6%. This compares to an effective rate of 24.0% for the first quarter of 2006.
Capital
Integra’s capital ratios all remain strong and within the regulatory requirements for being well capitalized as well as Integra’s internal policy guidelines.
Dividend
On March 21, 2007, Integra announced a $0.17 per share quarterly cash dividend, payable to shareholders of record at the close of business on April 2, 2007, that was paid on April 6, 2007.
Acquisition of Prairie Financial Corporation
On April 9, 2007, the Company completed its acquisition of Prairie Financial Corporation, a privately-held 15 year old community bank with five offices in the Chicago metropolitan area.
Prairie common stockholders received merger consideration of $65.26 in cash and 5.914 shares of Integra common stock for each share of Prairie common stock. Based on the price of Integra common stock at closing, the total value of the transaction was approximately $108 million. Prairie’s banking subsidiary, Prairie Bank & Trust Co., merged into Integra’s banking subsidiary, Integra Bank N.A., as part of the transaction.

The Company financed the cash portion of the merger consideration with the proceeds of a $20 million private offering of floating rate trust preferred securities and a $20 million five-year term loan extended as part of a new $35 million credit facility established on April 1, 2007.
Conference Call
Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook, on, Tuesday, April 17, 2007, at 8:00 a.m. CDT. The telephone number for the conference call is (800) 559-2403. The conference call also will be available by webcast within the Investor Relations section of Integra’s web site, www.integrabank.com.
About Integra
Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $3.3 billion at April 9, 2007, Integra Bank operates 79 banking centers and has 134 Integra ATMs available for its customers at locations in Indiana, Kentucky, Illinois and Ohio. Integra was ranked in the top 40 of Indiana’s largest publicly held companies in Indiana Business Magazine in 2006. Moody’s Investors Service has assigned an investment grade rating of A3 for Integra Bank’s long-term deposits. Integra’s Corporate Governance Quotient (CGQ) rating as of April 1, 2007, has it outperforming 94.5% of the companies in the Russell 3000 Index and 94.9% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. Integra’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.
Safe Harbor
Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such factors include risks relating to changes in interest rates; risks of default on and concentration of loans within our portfolio; the possible insufficiency of our allowance for loan losses, regional economic conditions; competition; governmental regulation and supervision; failure or circumvention of our internal controls; reliance on Integra Bank to fund dividends to our shareholders; disruption of business or dilution of shareholder value as a result of mergers or acquisitions; our ability to retain key personnel; failure or disruption of our information systems; technological change; and other factors described in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Summary Operating Results Data
Here is a summary of Integra’s first quarter 2007 operating results:
Diluted net income per share of $0.41 for first quarter 2007
•	Compared with $(0.15) net loss for fourth quarter 2006

•	Compared with $0.37 for first quarter 2006
Return on assets of 1.12% for first quarter 2007
•	Compared with (0.38)% for fourth quarter 2006

•	Compared with 0.98% for first quarter 2006
Return on equity of 12.62% for first quarter 2007
•	Compared with (4.26)% for fourth quarter 2006

•	Compared with 11.96% for first quarter 2006
Net interest margin of 3.48% for first quarter 2007
•	Compared with 3.41% for fourth quarter 2006

•	Compared with 3.34% for first quarter 2006
Allowance for loan losses of $21.2 million or 1.18% of loans at March 31, 2007
•	Compared with $21.2 million or 1.18% at December 31, 2006

•	Compared with $23.2 million or 1.33% at March 31, 2006

•	Equaled 238.8% of non-performing loans at March 31, 2007, compared with 239.0% at December 31, 2006 and 104.9% at March 31, 2006
Non-performing loans of $8.9 million or 0.50% of loans at March 31, 2007
•	Compared with $8.9 million or 0.49% of loans at December 31, 2006

•	Compared with $22.2 million or 1.27% at March 31, 2006
Annualized net charge-off rate of 0.17% for first quarter 2007
•	Compared with 4.03% for fourth quarter 2006

•	Compared with 0.36% for first quarter 2006

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,	March 31,
ASSETS	2007	2006	2006

Cash and due from banks	$58,474	$65,400	$67,004
Federal funds sold and other short-term investments	3,996	3,998	89
Loans held for sale (at lower of cost or market value)	1,311	1,764	1,623
Securities available for sale	595,988	614,718	670,659
Regulatory stock	24,362	24,410	33,139
Loans:
Commercial loans	1,040,004	1,018,930	956,413
Consumer loans	412,576	421,957	421,575
Mortgage loans	337,480	350,089	368,499
Less: Allowance for loan losses	(21,165)	(21,155)	(23,234)

Net loans	1,768,895	1,769,821	1,723,253
Premises and equipment	45,964	46,157	49,311
Goodwill	44,491	44,491	44,491
Other intangible assets	6,599	6,832	7,532
Other assets	106,131	106,888	102,105

TOTAL ASSETS	$2,656,211	$2,684,479	$2,699,206

LIABILITIES
Deposits:
Non-interest-bearing demand	$250,474	$252,851	$265,649
Savings & interest checking	492,171	497,548	514,388
Money market	303,063	296,732	270,543
Certificates of deposit and other time deposits	950,020	906,721	905,347

Total deposits	1,995,728	1,953,852	1,955,927
Short-term borrowings	208,667	217,518	183,395
Long-term borrowings	187,426	254,521	316,621
Other liabilities	25,683	23,114	20,574

TOTAL LIABILITIES	2,417,504	2,449,005	2,476,517
SHAREHOLDERS’ EQUITY
Preferred stock - 1,000 shares authorized — None outstanding
Common stock — $1.00 stated value - 29,000 shares authorized	17,675	17,794	17,488
Additional paid-in capital	132,465	135,054	128,500
Retained earnings	92,706	88,355	84,381
Accumulated other comprehensive income (loss)	(4,139)	(5,729)	(7,680)

TOTAL SHAREHOLDERS’ EQUITY	238,707	235,474	222,689

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,656,211	$2,684,479	$2,699,206

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
INTEREST INCOME
Interest and fees on loans and leases	$32,130	$32,860	$32,836	$31,077	$28,731
Interest and dividends on securities	7,289	7,521	7,817	7,861	7,738
Dividends on regulatory stock	346	328	298	447	406
Interest on loans held for sale	28	31	44	34	31
Interest on federal funds sold and other investments	49	62	40	23	208

Total interest income	39,842	40,802	41,035	39,442	37,114
INTEREST EXPENSE
Interest on deposits	14,684	15,138	14,901	13,329	11,053
Interest on short-term borrowings	2,018	2,147	2,418	2,249	1,760
Interest on long-term borrowings	2,811	2,889	2,899	3,121	4,183

Total interest expense	19,513	20,174	20,218	18,699	16,996

NET INTEREST INCOME	20,329	20,628	20,817	20,743	20,118
Provision for loan losses	735	18,091	950	859	394

Net interest income after provision for loan losses	19,594	2,537	19,867	19,884	19,724
NON-INTEREST INCOME
Service charges on deposit accounts	4,218	4,842	4,946	5,036	4,055
Trust income	614	595	576	558	632
Debit card income-interchange	895	954	809	800	738
Other service charges and fees	1,204	939	976	1,066	1,174
Securities gains (losses)	166	589	(13)	1	—
Gain (Loss) on sale of other assets	539	6	(39)	35	91
Other	1,579	1,518	1,951	1,621	1,371

Total non-interest income	9,215	9,443	9,206	9,117	8,061
NON-INTEREST EXPENSE
Salaries and employee benefits	10,765	9,564	10,003	9,960	10,463
Occupancy	2,107	2,143	1,971	2,071	1,997
Equipment	824	813	898	856	845
Professional fees	1,137	859	614	762	720
Communication and transportation	1,171	1,218	1,235	1,222	1,258
Other	4,163	4,263	3,878	4,389	3,875

Total non-interest expense	20,167	18,860	18,599	19,260	19,158

Income before income taxes	8,642	(6,880)	10,474	9,741	8,627
Income taxes expense (benefit)	1,286	(4,280)	2,274	2,351	2,070

NET INCOME (LOSS)	$7,356	$(2,600)	$8,200	$7,390	$6,557

Earnings per share:
Basic	$0.42	$(0.15)	$0.47	$0.42	$0.38
Diluted	0.41	(0.15)	0.46	0.42	0.37
Weighted average shares outstanding:
Basic	17,678	17,697	17,589	17,466	17,434
Diluted	17,786	17,864	17,752	17,562	17,521

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
EARNINGS DATA
Net Interest Income (tax-equivalent)	$20,945	$21,286	$21,490	$21,413	$20,782
Net Income (Loss)	7,356	(2,600)	8,200	7,390	6,557
Basic Earnings Per Share	0.42	(0.15)	0.47	0.42	0.38
Diluted Earnings Per Share	0.41	(0.15)	0.46	0.42	0.37
Dividends Declared	0.17	0.17	0.17	0.17	0.16
Book Value	13.51	13.23	13.48	12.74	12.73
Tangible Book Value	10.61	10.35	10.57	9.79	9.76
PERFORMANCE RATIOS
Return on Assets	1.12%	(0.38)%	1.19%	1.09%	0.98%
Return on Equity	12.62	(4.26)	14.06	13.24	11.96
Net Interest Margin (tax-equivalent)	3.48	3.41	3.41	3.42	3.34
Tier 1 Capital to Risk Assets	10.96	10.80	11.23	10.49	10.73
Capital to Risk Assets	12.66	12.51	12.95	12.20	12.60
Tangible Equity to Tangible Assets	7.20	6.99	7.04	6.38	6.45
Efficiency Ratio	66.46	61.80	59.81	62.32	65.61
AT PERIOD END
Assets	$2,656,211	$2,684,479	$2,711,306	$2,743,508	$2,699,206
Interest-Earning Assets	2,415,717	2,435,866	2,465,926	2,479,520	2,451,997
Commercial Loans	1,040,004	1,018,930	1,013,833	1,001,252	956,413
Consumer Loans	412,576	421,957	424,468	426,202	421,575
Mortgage Loans	337,480	350,089	360,714	365,321	368,499
Total Loans	1,790,060	1,790,976	1,799,015	1,792,775	1,746,487
Deposits	1,995,728	1,953,852	1,991,865	2,045,351	1,955,927
Valuable Core Deposits (1)	1,045,708	1,047,131	1,031,071	1,081,825	1,050,580
Interest-Bearing Liabilities	2,141,347	2,173,040	2,199,431	2,235,107	2,190,294
Shareholders’ Equity	238,707	235,474	238,708	223,473	222,689
Unrealized Gains (Losses) on Market Securities (FASB 115)	(3,294)	(4,879)	(5,747)	(11,917)	(7,680)
AVERAGE BALANCES
Assets	$2,658,785	$2,707,539	$2,724,641	$2,725,810	$2,718,293
Interest-Earning Assets (2)	2,417,417	2,469,010	2,487,752	2,485,345	2,480,070
Commercial Loans	1,021,373	1,028,889	1,010,665	983,921	957,459
Consumer Loans	416,532	423,325	425,651	423,646	423,194
Mortgage Loans	342,344	355,412	361,837	366,965	369,912
Total Loans	1,780,249	1,807,626	1,798,153	1,774,532	1,750,565
Deposits	1,980,454	2,016,184	2,025,797	2,011,242	1,877,908
Valuable Core Deposits (1)	1,045,390	1,040,335	1,036,043	1,047,196	1,021,591
Interest-Bearing Liabilities	2,148,320	2,187,665	2,219,894	2,216,384	2,218,339
Shareholders’ Equity	236,333	242,248	231,330	223,905	222,354
Basic Shares	17,678	17,697	17,589	17,466	17,434
Diluted Shares	17,786	17,864	17,752	17,562	17,521

(1)	Defined as money market, demand deposit and savings accounts.

(2)	Includes securities available for sale at amortized cost.

(3)	Includes non-performing loans classified as loans held for sale.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con’t
(In thousands, except ratios and yields)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2006	2006	2006	2006
ASSET QUALITY
Non-Performing Assets:
Non Accrual Loans (3)	$8,816	$8,625	$7,844	$7,511	$21,997
Loans 90+ Days Past Due	49	228	54	120	159

Non-Performing Loans (3)	8,865	8,853	7,898	7,631	22,156
Other Real Estate Owned	1,246	936	779	719	458

Non-Performing Assets	$10,111	$9,789	$8,677	$8,350	$22,614

Allowance for Loan Losses:
Beginning Balance	$21,155	$21,403	$21,043	$23,234	$24,392
Provision for Loan Losses	735	18,091	950	859	394
Recoveries	348	463	343	629	374
Loans Charged Off	(1,073)	(18,802)	(933)	(3,679)	(1,926)

Ending Balance	$21,165	$21,155	$21,403	$21,043	$23,234

Ratios:
Allowance for Loan Losses to Loans	1.18%	1.18%	1.19%	1.17%	1.33%
Allowance for Loan Losses to Average Loans	1.19	1.17	1.19	1.19	1.33
Allowance to Non-performing Loans (3)	238.75	238.96	270.99	275.76	104.87
Non-performing Loans to Loans (3)	0.50	0.49	0.44	0.43	1.27
Non-performing Assets to Loans and Other Real Estate Owned (3)	0.56	0.55	0.48	0.47	1.29
Net Charge-Off Ratio	0.17	4.03	0.13	0.69	0.36
NET INTEREST MARGIN
Yields (tax-equivalent)
Loans	7.25%	7.18%	7.21%	6.98%	6.60%
Securities	5.17	5.17	5.13	5.02	4.94
Regulatory Stock	5.68	5.05	4.40	5.71	4.90
Other Earning Assets	5.92	5.68	6.58	4.86	4.59

Total Earning Assets	6.76	6.64	6.63	6.43	6.11
Cost of Funds
Interest Bearing Deposits	3.44	3.41	3.34	3.06	2.75
Other Interest Bearing Liabilities	4.64	4.64	4.66	4.54	4.02
Total Interest Bearing Liabilities	3.68	3.65	3.60	3.37	3.10

Total Interest Expense to Earning Assets	3.28	3.23	3.22	3.01	2.77

Net Interest Margin	3.48%	3.41%	3.41%	3.42%	3.34%

(1)	Defined as money market, demand deposit and savings accounts.

(2)	Includes securities available for sale at amortized cost.

(3)	Includes non-performing loans classified as loans held for sale.